UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2022

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20475 State Highway 249

Suite 300

Houston, TX 77070

(Address of principal executive offices)

(281) 598-1230

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange where registered
Common Stock, $0.01 par value per share	ICD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Subscription Agreement

On March 18, 2022, Independence Contract Drilling, Inc. (the “Company” or “ICD”) entered into a subscription agreement with affiliates of MSD Partners, L.P. and an affiliate of Glendon Capital Management L.P. (the “Subscription Agreement”) for the placement of $157.5 million aggregate principal amount of convertible secured PIK toggle notes due 2026 (the “Notes”). The Notes are being issued pursuant to an Indenture, dated as of March 18, 2022 (the “Indenture”), with U.S. Bank Trust Company, National Association as trustee and collateral agent. Closing of the private placement of the Notes will occur on March 18, 2022 (the “Issue Date”). Proceeds from the private placement of the Notes will be used to repay all of the Company’s outstanding indebtedness under its term loan credit agreement, to repay obligations under its mechanical rigs net proceeds to prior equity holders of Sidewinder Drilling LLC, and for working capital purposes.

The foregoing summary description of the Subscription Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the Subscription Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Indenture and Notes

Maturity Date

The Notes will mature on March 18, 2026.

Interest

The Notes have a cash interest rate of the Secured Overnight Financing Rate plus a 10 basis point credit spread (collectively, “SOFR”) plus 12.5%. The Notes have an initial PIK interest rate of SOFR plus 14.0%. As described below, the PIK interest rate is subject to a decrease to SOFR plus 9.5% in connection with certain matters subject to stockholder approval. In the absence of receipt of such stockholder approval, the Company will be entitled to pay interest in additional PIK notes for a period of 18 months. Following such stockholder approval, the Company will have the right at its option, to PIK interest under the Notes for the entire term of the Notes.

Shareholder Approval and Voting and Support Agreement

Under the Indenture, the Company is required to submit two matters for stockholder approval at its 2022 Annual Meeting of Stockholders: (i) an amendment to increase the number of shares of the Company’s common stock authorized under its certificate of incorporation to 250,000,000 shares and (ii) the issuances of the Company common stock pursuant to the terms of the Indenture, including based on a decrease of the noteholder’s optional conversion rate for the Notes from 197.23866 shares of common stock per $1,000 principal amount of Notes (representing a conversion price of $5.07 per share) to 221.72949 shares of Common Stock per $1,000 principal amount of Notes (representing a conversion price of $4.51 per share) (iii) the issuance by the Company of additional Notes, if and when issued by the Company, (iv) the conversion of all Notes (including PIK Notes) without any limitation of the Pre-Approval Conversion Ratio (as defined in the Indenture) and (v) the issuance of shares of common stock upon conversion of Notes in connection with a Qualified Merger Conversion (as defined in the Indenture) to the extent the number of shares issuable upon such conversion would exceed the number of shares of common stock issuable at the otherwise then-current Conversion Rate(with the requisite stockholder approval of such proposals referred to as the “Shareholder Approval”). Following Shareholder Approval, the Company will have the right, at its option, to PIK interest under the Notes for the entire term of the Notes, and the PIK interest rate will reduce from SOFR plus 14.0% to SOFR plus 9.5%.

As described further below, the Company has entered into a Voting and Support Agreement from its largest stockholders (including affiliates of the noteholders), as well as its directors and officers, supporting the proposals relating to the Shareholder Approval.

Note Holders’ Optional Right to Convert All or Part of the Notes

Subject to limitations under the Indenture, a holder may convert its Notes at any time following the Issue Date of the Notes until the close of business on the second scheduled trading day immediately before the Maturity Date. The limitations on such conversions include that if the Company calls any Note for redemption in connection with permitted redemption of up to $50 million of Notes during an 18-month period following the Issue Date of the Notes, then the holder of such Note may not convert such Note after the close of business on the business day on which the applicable redemption notice is sent in accordance with the Indenture (unless the Company fails to pay the redemption price due on the redemption date for such Note in full in accordance with this Indenture); for the avoidance of doubt, any Note not called for redemption may be converted during such period.

The initial conversion rate is 197.23866 shares of common stock per $1,000 principal amount of Notes (representing a conversion price of $5.07 per share). Following the applicable Shareholder Approval described above, the conversion rate will be increased to 221.72949 shares of common stock per $1,000 principal amount of Notes (reflecting a decrease in the conversion price to $4.51 per share).

Limitation on Holders’ Right to Convert Notes if Conversion Would Result in Beneficial Ownership of More Than 9.9% or 19.9% of the Company’s Outstanding Common Stock Following Conversion

Under the Indenture, a holder is not entitled to receive shares of the Company’s common stock upon conversion of any Notes to the extent to which the aggregate number of shares of common stock that may be acquired by such beneficial owner upon conversion of Notes, when added to the aggregate number of shares of common stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of Common Stock with such beneficial owner under Section 13 or Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder at such time (an “Aggregated Person”) (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on such beneficial owner’s or such person’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, would exceed 9.9% (the “Restricted Ownership Percentage”) of the total issued and outstanding shares of Common Stock (the “Section 16 Conversion Blocker”); provided that any holder has the right to elect for the Restricted Ownership Percentage to be 19.9% with respect to such Holder, (x) at any time, in which case, such election will become effective sixty-one days following written notice thereof to the Company or (y) in the case of a holder acquiring Notes on the Issue Date, in such Holder’s Subscription Agreement. In lieu of any shares of common stock not delivered to a converting holder by operation of the Restricted Ownership Percentage limitation, the Company will deliver to such Holder Pre-Funded Warrants in respect of any equal number of shares of common stock. Such Pre-Funded Warrants will contain substantially similar Restricted Ownership Percentage terms.

Pre-Approval Conversion Ratio prior to Shareholder Approval

Under the Indenture, the conversion of the Notes prior to Shareholder Approval is subject to a “Pre-Approval Conversion Ratio” of 75%. Any Pre-Funded Warrants issued in lieu of shares of common stock in connection with a conversion of Notes prior to Shareholder Approval would also not be exercisable in accordance with the terms of the Pre-Funded Warrants prior to Shareholder Approval.

Company’s Right to Redeem Notes

During the first six months immediately following the Issue Date, the Company has the right to redeem up to $25 million principal amount of Notes at 105% plus accrued interest; and during the period between the first six months and 18 months from the Issue Date, the Company has the right to redeem up to an additional $25 million of Notes at 104% plus accrued interest. These redemptions are required to be made from proceeds from sales of the Company’s common stock at a price equal to at least the conversion price under the Notes.

Company’s Mandatory Obligation to Offer to Redeem Notes

The Company is required to offer to repurchase the amount of Notes as follows: $5,000,000 on each of June 30, September 30 and December 31, 2023; $3,500,000 on each of March 31, June 30, September 30 and December 31, 2024, and March 31, June 30, September 30 and December 31, 2025. Such mandatory offer amounts, in chronological order, will be reduced (but not below $0) by any principal amount of Notes redeemed pursuant to the Company’s right to redeem the Notes (if any such redemptions are made). The mandatory offer price for any Note to be repurchased upon a Mandatory Offer is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Mandatory Offer Date for such Mandatory Offer, subject to certain record date adjustments.

Company’s Right to Mandatorily Convert Notes upon a Qualified Merger Transaction

Upon a Qualified Merger (defined below), the Company may elect to convert all, but not less than all, of the Notes at a Conversion Rate equal to the Company Conversion Rate on the date on which the relevant “Qualified Merger” is consummated (a “Qualified Merger Conversion”), so long as the “MOIC Condition” is satisfied with respect to such potential Qualified Merger Conversion.

A “Qualified Merger” means a Common Stock Change Event consolidation, merger, combination or binding or statutory share exchange of the Company with a Qualified Acquirer; provided, if such event occurs prior to Shareholder Approval, the issuance of shares of the Company’s common stock upon conversion of Notes in connection with a Qualified Merger Conversion shall be subject to stockholder approval to the extent the conversion of Notes would exceed the number of shares of common stock issuable at the then-current Conversion Rate. A “Qualified Merger Conversion Date” means the date on which the relevant Qualified Merger is consummated.

A “Qualified Acquirer” means any entity that (i) has its common equity listed on the New York Stock Exchange, the NYSE American, Nasdaq Global Market or Nasdaq Global Select Market, or Toronto Stock Exchange, (ii) has an aggregate equity market capitalization of at least $350,000,000, and (iii) has a ”public float” (as defined in Rule 12b-2 under the Securities Act of 1933) of at least $250,000,000 in each case, as determined by the calculation agent based on the last reported sale price of such common equity on date of the signing of the definitive agreement in respect of the relevant Common Stock Change Event.

A “Common Stock Change Event” means the occurrence of any: (i) recapitalization, reclassification or change of the Company’s common stock (other than (x) changes solely resulting from a subdivision or combination of the common stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities); (ii) consolidation, merger, combination or binding or statutory share exchange involving the Company; (iii) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person; or (iv) other similar event, and, as a result of which, the common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

A “Company Conversion Rate” means, in respect of any Qualified Merger, the greater of (a) the relevant Conversion Rate, (b) $1,000 divided by the Company Conversion VWAP, and (c) the lowest rate that would cause the MOIC Condition to be satisfied with respect to the related Qualified Merger Conversion.

A “Company Conversion VWAP” means, in respect of any Qualified Merger, the average of daily VWAP over the five (5) VWAP Trading Days prior to the earlier of signing or public announcement (by any party, and whether formal or informal, including for the avoidance of doubt any media reports thereof) of a definitive agreement in respect of such Qualified Merger as calculated by the Calculation Agent.

The “MOIC Condition” means, with respect to any potential Qualified Merger Conversion, MOIC is greater than or equal to the MOIC Required Level. The “MOIC Required Level” means (x) prior to the Company obtaining the Shareholder Approval, $1,450.00 or (y) after the Company obtains Shareholder Approval, $1,350.00. “MOIC” means, with respect to any potential Qualified Merger Conversion, an amount determined by the Calculation Agent equal to the aggregate return on a hypothetical Note with $1,000 face amount, issued on the Issue Date, from the Issue Date through the potential Qualified Merger Conversion Date, including (x) the aggregate amount of any cash interest paid on such hypothetical Note from the Issue Date through the potential Qualified Merger Conversion Date, (y) the aggregate fair market value of any Conversion Consideration that would be received by the Holder of such hypothetical Note on the relevant Qualified Merger Conversion Date and (z) the aggregate fair market value of any Conversion Consideration that would be received on the relevant Qualified Merger Conversion Date by the Holder of any PIK Notes issued in respect of (or the relevant increase in value of) such hypothetical Note.

Financial Covenants and Restricted Payments

The Indenture includes a covenant of the Company to maintain financial liquidity, comprised of cash and availability under the Company’s revolving line of credit, of at least $10 million. The Indenture also contains limitations on restricted payments (including based on a fixed charge coverage ratio and net leverage ratio), and limitations on the Company making capital expenditures in 2022 to $25 million, and thereafter to $15 million per year, plus a capex adjustment amount. The capex adjustment amount with respect to any fiscal year is an amount equal to (a) an additional amount of $500,000 for each rig above an aggregate of 17 rigs that the Company operates during such fiscal year, plus (b) an amount equal to costs incurred to reactivate any rig, so long as (i) the Company has a signed contract with a customer with respect to each such rig of at least one (1) year duration providing for early termination payments consistent with past practice equal to at least the expected margin on the contract, (ii) the expected margin on such Rig contract will be equal to or exceed such reactivation capital expenditures, and (iii) the reactivation capital expenditures, rig contract and the expected margin calculation are approved by the Company’s board of directors. In addition, capital expenditures funded with proceeds from equity offerings are permitted and are excluded from this covenant.

If and when the Company has limited excess availability under the Company’s ABL credit agreement, the Indenture will also require the Company to maintain a fixed charge coverage ratio of at least 1.00 to 1.00.

Security

The Notes will be secured by substantially all of the Company’s rigs and equipment.

Registration Rights

Under the Indenture, the Company has agreed that within 30 business days following the Issue Date, the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, registering the resale of the shares of common stock issuable upon conversion of the Notes (including any shares of common stock issuable upon exercise of any Pre-Funded Warrants delivered upon conversion of any Note) which are eligible for registration. The Company has also agreed to use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 180 days after the Issue Date. The registration rights also include customary rights regarding underwritten offerings and piggyback registration rights. The Company will be obligated to pay additional interest if it fails to comply with its obligations to register the resale of the shares of common stock within the specified time periods. Under the Fee Letter, the Company has agreed to reciprocal resale registration obligations with respect to the Company’s shares of common stock issued pursuant to the Fee Letter, including liquidated damages if the Company fails to comply with its obligations to register the resales of the shares of common stock within the specified time periods.

The foregoing summary descriptions of the Indenture and the Notes are subject to and qualified in their entirety by reference to the Indenture and the Notes, copies of which are attached hereto as Exhibit 10.2 and Exhibit 10.3, respectively, and the terms of which are incorporated herein by reference.

Investor’s Rights Agreements

Concurrently with the execution of the Subscription Agreement and the issuance of the Notes on March 18, 2022, the Company entered into Investor’s Rights Agreements (the “Investor’s Rights Agreements”) with both (i) MSD Partners L.P. (the “MSD Partners”) and (ii) Glendon Capital Management L.P. (“Glendon Capital”).

Pursuant to the Investor’s Rights Agreements, the Company agreed to take any and all necessary action to cause the Company’s board of directors (the “Board”) to be comprised of a total of seven directors. The Company also agreed, to cause to be appointed to the Board one representative to be nominated by MSD Partners and one representative to be nominated by Glendon Capital as long as MSD Partners and its affiliates, and Glendon Capital and its affiliates, as applicable continues to own at least $25 million principal amount of Notes (the “Sunset Date”). In addition, as long as each of such parties continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and Glendon Capital representatives is independent for NYSE purposes. The proposed representatives are subject to review by the Company’s nominating and governance committee. Following the Sunset Date for the applicable party, MSD Partners and/or Glendon Capital, as applicable, will cause its designee to offer to tender his or her resignation, unless otherwise requested by the Company’s board of directors, and the third representative may be removed by the board of directors.

The foregoing summary description of the Investor’s Rights Agreements are subject to and qualified in its entirety by reference to the Investor’s Rights Agreements, copies of which are attached hereto as Exhibit 10.4 and Exhibit 10.5, and the terms of which are incorporated herein by reference.

Voting and Support Agreement

Concurrently with the execution of the Subscription Agreement, each of the several subscribers named in the Subscription Agreement, MSD Partners, Glendon Capital, William Monroe and officers and directors of the Company (severally and not jointly) entered into a Voting and Support Agreement with the Company (the “Voting Agreement”). The Company’s stockholders who are subject to the Voting Agreement have, among other things, agreed to vote the shares of the Company’s common stock held by each such stockholder (1) in favor of an amendment of the Company’s certificate of incorporation to increase the number of authorized shares of Company Common stock from 50,000,000 shares to 250,000,000 shares (the “Charter Amendment Proposal”), (2) in favor of the issuance of the shares of Company Common Stock pursuant to the Indenture, including shares issuable at the amended conversion rate, and upon conversion under PIK Notes or up to $7.5 million of Additional Notes, or at the Company’s option in connection with a Qualified Merger (the “Share Issuance Proposal”), and (3) in favor of an amendment to increase the authorized shares of the Company’s common stock under the Company’s long-term incentive plan by 4,300,000 shares (the “Incentive Plan Proposal”). As of March 18, 2022, these stockholders owned an aggregate of approximately 36.5% of the outstanding shares of the Company's common stock.

The Company plans to submit each of the Charter Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal for approval at the Company’s 2022 Annual Meeting of Stockholders.

The foregoing summary description of the Voting Agreement is subject to and qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 10.6 and the terms of which are incorporated herein by reference.

Fee Letter

In connection with the placement of the Notes, the Company has entered into a fee letter with MSD Partners, L.P. and with Glendon Capital Management L.P. (the “Fee Letter”). Pursuant to the Fee Letter, the Company issued 2,268,000 shares of the Company’s common stock as a structuring fee. The structuring fee shares were issued on March 18, 2022 concurrent with the closing of the private placement of the Notes.

The foregoing summary description of the Fee Letter is subject to and qualified in its entirety by reference to the Fee Letter, a copy of which is attached hereto as Exhibit 10.7 and the terms of which are incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K including under the headings “Subscription Agreement” and “Fee Letter,” is hereby incorporated by reference in this Item 3.02 hereof.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Election of New Directors; Resignation of Director

Effective as of the closing of the Notes issuance on March 18, 2022, the Board increased the size of the Board from five to seven directors and has appointed Christopher M. Gleysteen and Vincent J. Cebula as designee directors for MSD Partners and Glendon Capital, respectively to fill the two additional vacancies.

On March 18, 2022, Matthew Fitzgerald resigned as a director. The Company plans to fill such vacancy with a director nominated by the two Designee directors of MSD Partners and Glendon Capital, subject to review and approval by the Company’s nominating and governance committee.

Christopher M. Gleysteen. Mr. Gleysteen is currently a Principal of MSD Partners L.P. (“MSD Partners”). He joined MSD Partners in 2015. From 2013 to 2014, Christopher was an investment analyst of Merchants' Gate Capital LP. Prior to that, Christopher spent four years as an oil services equity research analyst at Simmons & Company International. Mr. Gleysteen received his M.B.A from The McCombs School of Business of the University of Texas and a B.A. in Government from Harvard University. Mr. Gleysteen currently serves as a director of Vista Proppants & Logistics, Alpine Midstream Holdings, and Knight Energy Services. Mr. Gleysteen was appointed by the Board pursuant to the Investor Right's Agreement between the Company and MSD Partners.

Vincent J. Cebula. Mr. Cebula has a decades long history as a director, operating advisor and investor, including over 35 years of experience in private equity and investment banking. In 2021, Mr. Cebula served as an Operating Advisor to Solace Capital Partners, L.P., a middle-market private investment firm, an entity that he co-founded in 2013, and where he served as a Managing Partner until February 2018 and Chief Operating Officer until December 2020. Between 2007 and 2012, Mr. Cebula served as a Managing Director of Jefferies Capital Partners and Jefferies & Company, Inc. Between 1994 and 2007, Mr. Cebula was a Managing Director at Trust Company of the West/Oaktree Capital Management and was one of the original four senior members of Oaktree's Principal Opportunities Funds. Since July 2021, Mr. Cebula has served as an Independent Director of Staffing 360 Solutions, Inc., a publicly traded employment staffing company. Mr. Cebula was appointed by the Board pursuant to the Investor Rights Agreement between the Company and Glendon Capital.

The Company has not yet determined the committee on which Messrs. Gleysteen and Cebula will serve.

Amendments to Employment Agreements

On March 18, 2022, the Company entered into Amended and Restated Employment Agreements with J. Anthony Gallegos, Jr., President and Chief Executive Officer, Philip A. Choyce, Executive Vice President & Chief Financial Officer, Scott A. Keller, Senior Vice President – Business Development, Philip A. Dalrymple, Senior Vice President – Operations and Katherine Kokenes, Vice President and Chief Accounting Officer (collectively, the “NEOs”. Pursuant to these amendments, Mr. Gallegos’ and Mr. Choyce’s severance multiples in the event of a termination of employment without “cause” or for “good reason” (as defined in the employment agreements) in connection with a change of control of the Company was increased from two times to two and one-half times. In addition, each NEO’s employment agreement was amended to include the right to receive a cash bonus (such rights, the “Bonus Plan”) upon consummation of certain change of control events occurring during the three-year period following the date of the restated Employment Agreement, subject to extension in certain situations not to exceed five years from the date of the applicable restated Employment Agreement. The Bonus Plan under each restated Employment Agreement is based upon a target number of shares of common stock designated for such Executive (the “Target Shares”). The Executive will be entitled to receive a cash payment ranging from 0% to 200% of the value of the Target Shares based upon the timing of the relevant transaction and the value received by the Company’s stockholders in connection with such change of control transaction. The Target Shares award to executives are as follows: J. Anthony Gallegos, Jr.: 334,109 Target Shares; Philip A. Choyce: 140,397 Target Shares; Philip A. Dalrymple: 92,413 Target Shares; Scott A. Keller: 99,522 Target Shares; and Katherine Kokenes: 44,429 Target Shares. In the event a payment is made under the Bonus Plan and such payments to the NEO and other benefits that are received in connection with a change of control are subject to a 20% excise tax in addition to normal state and federal income taxes, the Company has agreed to pay such tax on a “grossed-up” basis for such executive. This applies solely in the event a payment is due and owing under the Bonus Plan.

Amendment to Increase Authorized Shares of Common Stock under the Company’s 2019 Long-Term Incentive Plan.

On March 18, 2022, the Company’s Board of Directors approved a proposed amendment to the Company’s 2019 Long-Term Incentive Plan (the “2019 LTIP Plan”) to increase the number of shares authorized for issuance thereunder to 4.3 million shares (the “LTIP Amendment”). The LTIP Amendment is subject to approval by the Company’s stockholders at the Company’s 2022 Annual Meeting (the “LTIP Stockholder Approval Requirement”).

2022 Long-Term Incentive Awards.

On March 18, 2022, the Board of Directors of the Company approved the following 2022 long-term incentive plan awards to named executive officers, with all such awards being subject to the LTIP Stockholder Approval Requirement and the LTIP Amendment.

Executive Officer	Restricted Stock Units (RSUs) Awarded	Stock Appreciation Rights (SARs) Awarded
J. Anthony Gallegos, Jr., President & Chief Executive Officer	654,001	654,001
Philip A. Choyce, Executive Vice President & Chief Financial Officer	227,478	263,022
Philip A. Dalrymple, Senior Vice President – Operations	127,957	170,609
Scott A. Keller, Senior Vice President – Business Development	142,174	184,826
Katherine Kokenes, Vice President & Chief Accounting Officer	49,761	74,641

The restricted stock units (“RSUs”) vest on the following schedule: (i) 1/3 on the first anniversary of the date of grant; (ii) 1/3 on December 31, 2023; and (iii) 1/3 on December 31, 2024. The RSUs granted to Messrs. Gallegos and Choyce require the executive to hold and not sell any shares of the Company’s common stock issued upon vesting until the earlier to occur of a change of control of the Company, termination of employment without cause or for good reason under applicable employment agreements, or the fourth anniversary of the grant date. The RSU’s granted are subject to approval of the Incentive Plan Proposal.

The stock appreciation rights (“SARs”) vest on the following schedule: (i) 1/3 on the first anniversary of the date of grant, and (ii) in equal quarterly increments thereafter, until fully vested on the third anniversary of the date of grant. The strike price under the SARs was $5.19, representing a 28% premium to the closing price of the Company’s common stock on the date of grant. The SARs have a seven-year term and will be settled in shares of the Company’s common stock. The SARS granted to each of Messrs. Gallegos and Choyce require the executive, with respect to 25% of such vested SARS (the “Restricted SARS”), not exercise such SARS for not transfer or sell the shares of common stock received upon the exercise of such Restricted SARS, until the earlier to occur of a change of control of the Company or the fourth anniversary of the grant date or their termination of employment without cause or for good reason under their applicable employment agreements. The SARs are subject to the approval the Incentive Plan Proposal.

On March 18, 2022, the Company granted RSUs equivalent to 24,752 shares to each of its independent directors (Messrs. McNease, Cebula and Minmier and Ms. Nieuwoudt) that vest on the first anniversary of the date of grant, 1/3 of which will be settled in cash and 2/3 will be settled in shares of common stock. These RSU grants are subject to the approval of the Incentive Plan Proposal.

Item 7.01	Regulation FD Disclosure

Press Release Announcing Entry in the Subscription Agreement

On March 18, 2022, the Company issued a press release announcing that the Company had entered into the Subscription Agreement disclosed under the heading “Subscription Agreement” in Item 1.01 hereof. A copy of this press release is furnished as Exhibit 99.1 and incorporated herein by reference.

The Company also presented an investor presentation in connection with the private placement of the Notes. A copy of this investor presentation is furnished as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

10.1*	Subscription Agreement, dated as of March 18, 2022, by and among Independence Contract Drilling, Inc., MSD PCOF Partners LXXIII, LLC, MSD Private Credit Opportunity (NON-ECI) Fund, LLC, MSD Credit Opportunity Master Fund, L.P. and Glendon Opportunities Fund II, L.P.

10.2*	Indenture, dated as of March 18, 2022, by and among Independence Contract Drilling, Inc., U.S. Bank Trust Company, National Association, as trustee and collateral agent, and Sidewinder Drilling LLC, as guarantor

10.3*	Form of Note (included as Exhibit A to the Indenture)

10.4*	Investor’s Rights Agreement, dated as of March 18, 2022, by and among Independence Contract Drilling, Inc. and MSD Partners, L.P.

10.5*	Investor’s Rights Agreement, dated as of March 18, 2022, by and among Independence Contract Drilling, Inc. and Glendon Capital Management L.P.

10.6*	Voting and Support Agreement, dated as of March 18, 2022, by and among Independence Contract Drilling, Inc., MSD Partners, L.P., MSD PCOF Partners LXXIII, LLC, MSD Private Credit Opportunity (NON-ECI) Fund, LLC, MSD Credit Opportunity Master Fund, L.P., Glendon Capital Management L.P., Glendon Opportunities Fund II, L.P., William Monroe and the directors and officers of Independence Contract Drilling, Inc. named therein

10.7*	Fee Letter, dated as of March 18, 2022, by and among Independence Contract Drilling, Inc., MSD Partners, L.P., and Glendon Capital Management L.P.

10.8†*	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and J. Anthony Gallegos, Jr., dated March 18, 2022

10.9†*	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Philip A. Choyce, dated March 18, 2022

10.10†*	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Philip A. Dalrymple, dated March 18, 2022

10.11†*	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Scott A. Keller, dated March 18, 2022

10.12†*	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Katherine Kokenes, dated March 18, 2022

10.13†*	Form of Restricted Stock Unit Award Agreement (Time-Based) (Shareholder Approval Condition)

10.14†*	Form of Stock Settled Stock Appreciation Right Award Agreement (Shareholder Approval Condition)

10.15	Form of 2019 Outside Director Restricted Stock Unit Award Agreement - Partial Cash Settlement (Shareholder Approval Condition)

99.1*	Press Release dated March 18, 2022

99.2*	Investor Presentation dated March 21, 2022

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Filed herewith.

**Furnished, not filed.

† Indicates a management contract or compensatory plan or arrangement filed pursuant to Item 601(b)(10)(iii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: March 21, 2022

	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary